Company Contact:	Investor Relations Contact:
Mr. Richard P. Wu	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Medicine Corporation	Tel: +1-646-213-1915 (NY Office)
Tel: +86-20-8739-1718	E-mail: crocker.coulson@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Medicine Announces Strong Third Quarter 2009 Results

Guangzhou, China, November 16, 2009 — China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a developer and a leading distributor of prescription and over-the-counter pharmaceuticals, traditional Chinese medicines (TCM), nutritional and dietary supplements, and medical devices and medical formulations, today announced its third quarter 2009 results.

Third Quarter 2009 Highlights:

▪	Revenues increased 82.2% from Q3 of 2008 to $19.2 million
▪	Gross profit increased 78.9% from Q3 of 2008 to $5.8 million
▪	Operating income increased 94.7% from Q3 of 2008 to $4.5 million
▪	Adjusted net income, which excluded a non-cash expense related to change in fair value of warrants for the third quarter of 2009, was $3.4 million, or $0.22 per diluted share
▪	Net income was $3.2 million, or $0.21 per diluted share
▪	Entered into a two-year Distribution and Supply Agreement in Pakistan for Levocarnitine
▪	Entered into agreement to acquire LifeTech Pharmaceuticals, Co. Ltd., a developer, manufacturer and marketer of pharmaceutical products with a portfolio of 39 TCM and Western medicine products

“We are delighted to report that China Medicine experienced a strong third quarter in 2009 with significant increases in revenues and net income. As the government implements its plan to support rural healthcare and establish a universal healthcare system, we expect to be positively impacted as we distribute pharmaceutical products through our extensive distribution network that addresses this underserved market. In addition, once the recent acquisition of LifeTech is consummated, we should be positioned as a stronger player in the pharmaceutical industry as we will have the ability to sell LifeTech’s self-manufactured pharmaceutical products through our extensive distribution network, thus improving our margin structure,,” said Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation.

“Our top-selling drugs for the quarter included Iopamidol by injection, which accounted for 14.0% of revenues and is used to help diagnose heart, brain, blood and nervous system disorders in X-rays or CT scans; Kelinao (Cinepazide Maleate Injection), which accounted for 5.3% of revenues and is used for the treatment of cardio-cerebral vascular diseases; and Hongjin Xiaojie capsules, which accounted for 5.0% of revenues are used to treat pain and for blood circulation. Combined gross margins for these products were 34.3%. Collectively, our top three selling drugs accounted for approximately 24.2% of revenues,” said Mr. Yang.

Third Quarter 2009 Results

China Medicine’s total revenues in the third quarter were $19.2 million, an increase of 82.2% over the third quarter of 2008. This increase was mainly attributable to the 393% increase in industry-wide sales on regional level driven by growth in second and third tier cities resulting from the implementation of the health care reform in rural areas, where the Company excels at meeting higher industry standards required to supply pharmaceutical products in China.

Product sales in the third quarter totaled $18.8 million and accounted for 98.1% of total net revenues. Sales of Western-style prescription products and over-the-counter products accounted for 66.3% of total revenues in the third quarter of 2009. Sales of TCM, prescription and over-the-counter products accounted for 29.3% of total revenues. Sales of dietary supplements, medical equipment and others accounted for 4.4% of revenues.

During the third quarter of 2009, revenues generated from rADTZ were approximately $78,173 and gross profit was $61,604, representing a gross margin of 78.8%, up from 65.4% in second quarter 2009. As China Medicine scales up its production and improves its manufacturing techniques, the Company expects gross margins for rADTZ to gradually increase.

Gross profit in the third quarter of 2009 was $5.8 million, an increase of 78.9% over the third quarter of 2008. Gross margin was 30.5% of total revenues for the third quarter, slightly lower compared to 31.0% in the third quarter of 2008 due to changes in product mix.

Operating expenses in the third quarter of 2009 were $1.3 million, up 39.2% from $0.9 million in the third quarter of 2008.  The increase was due to higher selling, general and administrative expenses related to the travel and the allowance, the interest of the bank loan, meal and entertainment, rent, labor union and the salary. Operating expenses represented 6.8% of total revenues in the third quarter of 2009 compared to 8.9% in the third quarter of 2008.

Operating income was $4.5 million in the third quarter of 2009, up 94.7% from $2.3 million in third quarter of 2008. Operating margin was 23.7%, as compared to 22.2% during the same period a year ago.

The Company’s provision for income taxes was $1.2 million for the three months ended September 20, 2009 compared to $411,890 for the comparable period of 2008. The increase was due to the increase in operating income and the change of income tax rate. A favorable tax rate of 16.5% in 2008 expired and the Company adopted a new tax rate of 25% in 2009.

Net income for the third of 2009 was $3.2 million, or $0.21 per diluted share, which included a $0.14 million non-cash expense related to a change in the fair value of warrants, compared to $2.0 million or $0.13 per diluted share, in the third quarter of 2008. This is due to the adoption of a new accounting policy that became effective January 1, 2009, which requires changes in the fair value of warrants to be recognized in earnings each quarter. Excluding this expense, adjusted net income for the third quarter of 2009 was $3.4 million, or $0.22 per fully diluted share, which translates to a 71.1% increase in net income for the third quarter of 2009 compared to the same period last year.

Nine Month Results

For the first nine months of 2009, total revenues increased to $44.3 million, up 51.7% from $29.2 million in first nine months of 2008. Gross profit increased 24.8% to $12.1 million in the first nine months of 2009, versus $9.7 million in the first nine month of 2008. Gross margin was 27.4% in the first nine months of 2009 compared to 33.3% during the first nine months of 2008. Operating income in the first nine months of 2009 increased 20.1% to $8.1 million compared to $6.7 million in the first nine months of 2008. Net income for the first nine months of 2009 was $3.8 million or $0.25 per diluted share, compared to $5.6 million, or $0.36 per diluted share in the first nine months of 2008. Adjusted net income, excluding expenses related to $2.1 million fair value of warrants, was $5.9 million in first nine months of 2009, or $0.39 per diluted share, which translates to a 5.7% increase in net income for the first nine months of 2009 compared to the same period last year.

Financial Condition

As of September 30, 2009, China Medicine had $2.2 million in cash and cash equivalents. Working capital was approximately $32.1 million.  Accounts receivable stood at $14.9 million as of September 30, 2009, down from $19.2 million as of December 31, 2008, reflecting increased customer collections. China Medicine Corporation Stockholders’ equity as of September 30, 2009 was $46.4 million compared to $42.8 million recorded as of December 31, 2008. For the nine months ended September 30, 2009, cash from operating activities was $3.5 million. Cash flow used in investing activities was $7.1 million for the nine months ended September 30, 2009, versus $3.0 million for the nine months ended September 30, 2008. The increase is attributable to the purchase of equipment used to expand the Company’s rADTZ production capacity.

Business Outlook

“As we get further into the fourth quarter and look towards 2010, we are excited about the prospects for recombinant Aflatoxin Detoxifizyme (rADTZ), our novel product for removing aflatoxins found in food and animal feed. Our current product permit for rADTZ allows for small scale trial sales and revenue contributed by rADTZ has not yet been significant. Nonetheless, we anticipate receiving the product permit for rADTZ from the Chinese Ministry of Agriculture by the end of the year and we have purchased additional equipment to increase our current rADTZ production capacity from 50 tons to 1,200 tons in 2010, and 4,200 tons in 2011,” said Mr. Yang, our CEO.

“We continue to seek out opportunities to further expand our business and deliver the highest value possible for shareholders. We recently entered into a two-year agreement to export our self-owned, OEM manufactured product Levocarnitine, which will be sold in Pakistan. Levocarnitine is used to treat coronary heart disease and acute myocardial infarction. The potential market for Levocarnitine in Pakistan is estimated at two million vials per year and we expect to launch this product in January 2010. We estimate that gross margin for this product will be at least 65%,” said Mr. Yang.

In October, the Company entered into an equity transfer agreement with Sinoform Limited to acquire 100% of Sinoform’s equity interests in Guangzhou LifeTech Pharmaceutical Co., Ltd (“LifeTech”). LifeTech’s assets are appraised at RMB 174.3 million ($25.5 million) and comprise product licenses, permits, patents, land use rights, manufacturing facilities, state-of-the-art production equipment, and a portfolio of 39 TCM and Western medicine products to treat a variety of illnesses, including two new products undergoing clinical trials. China Medicine expects the acquisition to be accretive to earnings generating revenues of between $10.0 million and $12.0 million and net profit margin of at least 40% in 2010.

Given the need to temporarily set aside cash to fund the acquisition of LifeTech and facilitate our transition to become a leading, vertically integrated pharmaceutical company, we have had to decrease the amount of working capital available for operations in the fourth quarter of this year. As a result, our fourth quarter results may be affected.

In November, China Medicine signed a preliminary, non-binding term sheet to receive a strategic investment from a leading private equity firm (the “Investor”) of up to $59.5 million consisting of three stages. Pursuant to the term sheet, the first stage consists of the Investor purchasing up to $7.5 million in convertible secured notes with a conversion price of $3.50 per share. The second stage consists of the Investor subscribing for approximately $24.2 million in newly issued shares of China Medicine common stock at a price of $2.60 per share. The third and final stage consist of the Investor subscribing for up to $27.8 million, according to the needs of China Medicine, in newly issued shares of China Medicine common stock at a price of $2.60 per share. China Medicine and the Investor believe they will act in good faith to move forward the proposed transactions as soon as practical, including completion of final due diligence and obtaining necessary shareholders’ approval. China Medicine anticipates using the proceeds from stage one to replenish working capital used to acquire LifeTech. The Company anticipates using proceeds from stage two of this investment for expanding LifeTech’s manufacturing capabilities and for general working capital purposes. Proceeds from the third stage are expected to be used to acquire additional pharmaceutical companies once identified and agreed upon by the Investor. However, as of the date herein, China Medicine has not entered into any definitive agreements related to any financing plans including those stated above.

"In summary, we are very excited about our recently announced acquisition of LifeTech and also our intent to raise a significant amount of capital from a highly reputable, private equity investor, subject to final documentation and shareholder approval," China Medicine's Chairman and Chief Executive Officer Senshan Yang commented. "The pharmaceutical industry in China is highly fragmented and we believe that by forming a strategic relationship with a significant financial sponsor, we will have the unique opportunity to be a consolidator and leader in the industry. The acquisition of LifeTech is the first step in implementing our new strategy to move upstream in the pharmaceutical value chain and to combine manufacturing capabilities with our existing nationwide distribution network. We are committed to strengthening our product mix and margin structure and expect that 70% of our revenues will come from the sale of our own products and 30% from our distribution business in the next three to five years. We believe that the new initiatives we have in place will bring considerable value to China Medicine and its shareholders, and we look forward to providing an update on our progress in the near future."

Conference Call

China Medicine will hold its third quarter conference call for all interested persons at 10:00 a.m. Eastern Time on Monday, November 16, 2009, to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time 866.800.8648. International callers should dial 617.614.2702. When prompted by the operator, mention conference passcode 448 636 62. If you are unable to participate in the call at its scheduled time, a replay will be available for 14 days starting on Monday, November 16 at 12:00 p.m. Eastern Time. To access the replay, dial 888-286-8010 (international callers dial 617-801-6888, and enter the passcode 329 743 86.

About China Medicine Corporation

China Medicine Corporation is a developer and leading distributor of prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. China Medicine also has its research and development force for certain products it manufactures through OEM arrangement makes the distribution. The Company distributes its products to wholesale distributors including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company actively develops a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company's website at http://www.chinamedicinecorp.com

Use of Non-GAAP Financial Measures

GAAP results for three and nine months ended September 30, 2009 include non cash expenses related to change in the fair value of the Company’s warrants. The non-GAAP measure provides a consistent basis for investors to understand our financial performance in comparison to historical periods without variation of non-recurring items and non-operating related charges.  In addition, it allows investors to evaluate our performance using the same methodology and information as that used by our management.  Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, we compensate for these limitations by providing the relevant disclosure of the items excluded.

Because these expenses are non-cash, and not related to the Company’s operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES:
Product sales	$18,789,470	$9,963,571	$43,942,953	$27,882,029
Medical formula sales	366,475	553,221	366,475	1,333,341
Total revenues	19,155,945	10,516,792	44,309,428	29,215,370

COST OF GOODS SOLD	13,322,614	7,255,635	32,167,242	19,485,824

GROSS PROFIT	5,833,331	3,261,157	12,142,186	9,729,546

OPERATING EXPENSES:
Research and development	213,883	288,353	684,019	484,569
Selling, general and administrative	1,082,234	642,919	3,375,078	2,515,509
Total operating expenses	1,296,117	931,272	4,059,097	3,000,078

INCOME FROM OPERATIONS	4,537,214	2,329,885	8,083,089	6,729,468

OTHER INCOME (EXPENSE):
Other income (expense), net	(47,965)	7,368	(68,812)	45,455
Change in fair value of warrant liabilities	(141,682)	-	(2,113,589)	-

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	4,347,567	2,337,253	5,900,688	6,774,923

PROVISION FOR INCOME TAXES	1,215,957	411,890	2,331,457	1,252,833

NET INCOME (CHINA MEDICINE CORPORATION AND NONCONTROLLING INTERESTS)	3,131,610	1,925,363	3,569,231	5,522,090

Add: Net loss attributable to noncontrolling interests	88,496	39,777	242,953	85,086

NET INCOME ATTRIBUTABLE TO CHINA MEDICINE CORPORATION	3,220,106	1,965,140	3,812,184	5,607,176

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	62,711	97,869	3,726	2,169,693
Foreign currency translation adjustment attributable to noncontrolling interests	882	2,164	(183)	58,207

COMPREHENSIVE INCOME	$3,283,699	$2,065,173	$3,815,727	$7,835,076

EARNINGS PER SHARE:
Basic	$0.21	$0.13	$0.25	$0.37
Diluted	$0.21	$0.13	$0.25	$0.36

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	15,265,904	15,226,742	15,241,333	15,153,824
Diluted	15,411,154	15,547,840	15,305,452	15,567,627

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$2,242,581	$2,791,814
Notes receivables	146,700	600,911
Accounts receivable, trade, net of allowance for doubtful accounts of $96,609 and $96,609 as of September 30, 2009 and December 31, 2008, respectively	14,943,092	19,225,091
Other receivable	1,760,400	-
Inventories	7,947,827	4,725,322
Advances to suppliers	8,392,320	6,121,974
Other current assets	237,336	192,080
Total current assets	35,670,256	33,657,192

EQUIPMENT, NET	6,498,621	3,761,637

OTHER ASSETS
Long term prepayment	9,393,293	6,014,920
Intangible assets, net	1,482,225	1,247,567
Total other assets	10,875,518	7,262,487

Total assets	$53,044,395	$44,681,316

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term Loan	$2,934,000	$-
Accounts payable, trade	304,279	61,243
Other payables and accrued liabilities	29,159	50,559
Customer deposits	44,102	151,429
Taxes payable	249,360	772,289
Liquidated damages payable	44,003	44,003
Total current liabilities	3,604,903	1,079,523

Fair value of warrant liabilities	2,399,910	-
Total liabilities	6,004,813	1,079,523

Commitment and contingencies

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 90,000,000 shares authorized, 15,320,139 and 15,226,742 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	1,531	1,522
Paid-in capital	12,750,025	13,011,012
Statutory reserves	3,178,861	3,178,861
Retained earnings	26,084,749	22,146,572
Accumulated other comprehensive income	4,432,020	4,428,294
Total shareholders' equity	46,447,186	42,766,261

NONCONTROLLING INTERESTS	592,396	835,532

Total equity	47,039,582	43,601,793

Total liabilities and equity	$53,044,395	$44,681,316

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to China Medicine Corporation	$3,812,184	$5,607,177
Net loss attributable to noncontrolling interests	(242,953)	(85,087)
Net income	3,569,231	5,522,090
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	663,645	289,935
Loss on sale of assets	27,102	-
Stock option and warrant compensation	101,336	83,467
Amortization of deferred expenses	-	265,971
Change in fair value of warrant liabilities	2,113,589	-
Change in operating assets and liabilities
Notes receivables	453,870	(1,197,140)
Accounts receivable, trade	4,278,788	(726,513)
Other receivable	(1,759,080)	-
Inventories	(3,220,094)	(1,028,416)
Advances to suppliers	(2,268,657)	(3,521,687)
Other current assets	(23,232)	(1,460)
Change in operating liabilities
Accounts payable, trade	242,854	3,731
Other payables and accrued liabilities	(21,402)	(52,263)
Customer deposits	(107,246)	13,087
Taxes payable	(522,537)	(395,105)
Net cash provided by (used in) operating activities	3,528,167	(744,303)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(3,469,593)	(147,935)
Purchase of intangible assets	(234,544)	(2,817,221)
Proceeds from sale of equipment	21,989	-
Long term prepayment	(3,375,766)	-
Net cash used in investing activities	(7,057,914)	(2,965,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	2,931,800	-
Proceeds from exercise of options	50,000	362,500
Net cash provided by financing activities	2,981,800	362,500

EFFECT OF EXCHANGE RATE ON CASH	(1,286)	289,273

DECREASE IN CASH	(549,233)	(3,057,686)

CASH, beginning of period	2,791,814	5,767,774

CASH, end of period	$2,242,581	$2,710,088

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND
DILUTED EPS

	For the Three Months Ended September 30,
	2009		2008
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	3,220,106	0.21	1,965,140	0.13
Adjustment
Change in fair value of Warrants(1)	141,682	0.01

Adjusted Amount of Net Income available to Common Shareholder	3,361,788	0.22	1,965,140	0.13

Weighted average diluted shares, 15,411,154 for three months ended September 30, 2009 and 15,547,840 for three months ended September 30, 2008

	For the Nine Months Ended September 30,
	2009		2008
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	3,812,184	0.25	5,607,176	0.36
Adjustment
Change in fair value of Warrants(1)	2,113,589	0.14

Adjusted Amount of Net Income available to Common Shareholder	5,925,773	0.39	5,607,176	0.36

Weighted average diluted shares, 15,305,452 for nine months ended September 30, 2009 and 15,567,627 for nine months ended September 30, 2008